Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Capital Gold Corporation Announces a Second Quarter
Increase of 50% in Net Income

Earnings of $0.02 Per Share for the Second Fiscal Quarter 2009

NEW YORK, March 13, 2009 – Capital Gold Corporation (TSX: CGC; OTC Bulletin Board: CGLD) reported today a 50% increase in net income for the second fiscal quarter, ending January 31, 2009, as compared to the second fiscal quarter of last year.  Below is a table comparing both three and six month performance for fiscal 2009 as compared to fiscal 2008.

Summary of Quarterly Financial Results	For the three	For the three	For the six	For the six
(000’s except per share Data)	months ended	months ended	months ended	months ended
	January 31, 2009	January 31, 2008	January 31, 2009	January 31, 2008
Revenues	$11,369	$8,043	$20,544	$14,569
Net Income	3,196	2,126	5,133	3,873
Basic net income per share	0.02	0.01	0.03	0.02
Diluted net income per share	0.02	0.01	0.03	0.02
Gold ounces sold	13,277	9,550	24,690	18,744
Average price received	$856	$843	$832	$779
Cash cost per ounce sold	$251	$252	$260	$246
Total cost per ounce sold	$290	$315	$299	$314

Highlights from this year’s second fiscal quarter 2009, ending January 31, 2009, as compared to the same period last year include:

•	Net income before tax increased 117%.
•	Net income after tax increased 50%.
•	Revenue increased 41%.
•	Quarter earnings per share doubled.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. The Company has produced over 65,000 ounces of gold since inception. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, the impact of any hedging arrangements, including the termination of such arrangements; potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and, unexpected events during expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues, the possibility that the proposed acquisition of the Company by Gammon Gold, Inc. will not be consummated; and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Jeff Pritchard, Executive Vice President
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: pritchard@capitalgoldcorp.com

Kelly Cody, Director Corporate Communications
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com